Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in (a) the Registration Statement on Form S-3 (No. 333-82666) and related prospectus pertaining to the Dividend Reinvestment Plan of Hersha Hospitality Trust and Subsidiaries (“HHT”), (b) the Registration Statement on Form S-3 (No. 333-113058) and related prospectus pertaining to the resale of common shares by various shareholders, (c) the Registration Statement on Form S-3 (No. 333-113227) and related prospectus pertaining to the resale of common shares by CNL Hospitality Properties, L.P. and its transferees, (d) the Registration Statement on Form S-3 (No. 333-113061) registering for offer and sale $200 million of common shares, preferred shares and debt securities of HHT and (e) the Registration Statement on Form S-8 (No. 333-122657) and related prospectus pertaining to the issuance of common shares pursuant to the Hersha Hospitality Trust 2004 Equity Incentive Plan, of our reports dated July 31, 2006, July 28, 2006 and August 31, 2006 with respect to the financial statements of TCVA Realty, LLC, t/a Residence Inn by Marriott Tysons Corner, KW Hotel Group and HT/CNL Metro Hotels LLC and Subsidiary included in this Current Report on Form 8-K dated September 12, 2006.
/s/ REZNICK GROUP, P.C.
Baltimore, Maryland
September 12, 2006